Exhibit 3.10

HM COOP LLC

(A Delaware Limited Liability Company)

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of February 18, 2000

LIMITED LIABILITY COMPANY AGREEMENT

OF

HM COOP LLC

This Limited Liability Company Agreement (this “Agreement”) of HM Coop LLC (the “LLC”), dated as of February 18, 2000, is made by Hicks, Muse, Tate & Furst Equity Fund III, L.P. and HM3 Coinvestors, L.P., as the members of the LLC (the “Members”).

W I T N E S S E T H :

WHEREAS, the Members desire to form a limited liability company under the Delaware Limited Liability Company Act, as it may be amended from time to time (the “DLLCA”); and

WHEREAS, the Members desire to enter into this Agreement to set forth the Members’ rights and obligations with respect to the LLC.

NOW, THEREFORE, in consideration of the promises and the covenants and provisions hereinafter contained, the Members hereby adopt the following:

ARTICLE I

ORGANIZATIONAL AND OTHER MATTERS

SECTION 1.01. Formation: Admission. The LLC has been formed by an authorized person pursuant to and in accordance with the provisions of the DLLCA. The authorized person has filed, on behalf of the LLC, a certificate of formation conforming to the DLLCA in the office of the Secretary of State of Delaware. The term of the LLC began upon such filing and shall continue until liquidation and termination of the LLC in accordance with this Agreement and the DLLCA.

SECTION 1.02. Name. The name of the LLC shall be HM Coop LLC, and the business of the LLC shall be conducted under such name. The Members may, in their sole discretion, change the name of the LLC from time to time. In any such event, the Members shall promptly file or caused to be filed in the office of the Secretary of State of Delaware an amendment to the certificate of formation reflecting such change of name.

SECTION 1.03. Limited Liability. Except as otherwise provided by the DLLCA, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the LLC, and the Members shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member.

SECTION 1.04. Registered Office and Agent. The address of the LLC’s registered agent and its registered office in the State of Delaware is Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the LLC shall be located at 200 Crescent Court, Suite 1600, Dallas, Texas 75201. The Members may change such registered office, registered agent or principal place of business from time to time. The LLC may from time to time have such other place or places of business within or outside the State of Delaware as may be determined by the Members.

SECTION 1.05. Fiscal Year. The fiscal year of the LLC shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The LLC shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

SECTION 1.06. No State-Law Partnership. The LLC shall not be a partnership or a joint venture, and no Member shall be a partner or joint venturer of any other Member, for any reason other than for United States federal income and state tax purposes, and no provision of this Agreement shall be construed otherwise.

SECTION 1.07. Tax Matters. The LLC shall not be treated as an entity separate from its owners for United States federal income tax purposes.

ARTICLE II

PURPOSE AND POWERS

SECTION 2.01. Purpose of the LLC. The LLC may carry on any lawful business, purpose or activity permitted by the DLLCA.

SECTION 2.02. Powers of the LLC. The LLC shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the LLC.

ARTICLE III

FUNDING CONTRIBUTIONS

Each Member has contributed capital to the LLC, either in cash or non-cash property, in the amounts respectively set forth opposite its name on Schedule I. No Member shall be obligated to make any additional capital contributions to the LLC. For federal tax purposes the Members agree to treat such capital contributions as contributions in exchange for their respective membership interests in the Company under Section 721 of the Internal Revenue Code of 1986, as amended.

Notwithstanding anything in this Agreement to the contrary, no capital called by the LLC or by the Members shall be deemed an asset of or contribution to the LLC unless and until such capital is released from custodial or escrow accounts by the Members and is (i) invested by and for the account of the LLC in stock or other securities that the Members designate as LLC portfolio assets or (ii) used for LLC expenses or other purposes that the Members expressly authorize.

ARTICLE IV

DISTRIBUTIONS

The Members shall decide whether and in what amounts the proceeds received by the LLC shall be distributed to the Members. All such proceeds distributed to the Members, if any, shall be distributed in proportion to the Members’ capital contributions as provided above.

ARTICLE V

MANAGEMENT OF THE LLC

SECTION 5.01. Management. The management, control and direction of the LLC and its operations, business and affairs shall be vested exclusively in the Members, which shall have the right, power and authority to act solely by themselves and without the consent, vote or approval of any other person, to cany out any and all of the purposes of the LLC and to perform or refrain from performing any and all acts that the Members may deem necessary, desirable, appropriate or incidental thereto.

SECTION 5.02. Officers. The Members may (i) elect one or more officers of the LLC with such titles as the Members may deem necessary, appropriate or advisable and (ii) delegate any or all of its rights, powers and authority to one or more of such officers as the Members may determine from time to time.

ARTICLE VI

INDEMNIFICATION

SECTION 6.01. The LLC shall indemnify any person who was, is, or is threatened to be made a party to a Proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a Member or officer of the LLC or (ii) while a Member or officer of the LLC, is or was serving at the request of the LLC as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DLLC A, as the same now exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any Member or any officer who is elected and accepts the position of officer of the LLC or elects to continue to serve as an officer of the LLC while this Article VI is in effect. Any repeal or amendment of this Article VI shall be prospective only and shall not limit the rights of any such Member or officer or the obligations of the LLC with respect to any claim arising from or related to the services of such Member or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article VI. Such right shall include the right to be reimbursed by the LLC for expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DLLCA, as the same now exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the LLC within sixty (60) days after a written claim has been received by the LLC, the claimant may at any time thereafter bring suit against the LLC to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the DLLCA, but the burden of proving such defense shall be on the LLC. Neither the failure of the LLC (including its officers, independent legal counsel, or Members) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the LLC (including its officers, independent legal counsel, or Members) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, resolution of the Members, agreement, or otherwise.

The LLC may additionally indemnify any employee or agent of the LLC to the fullest extent permitted by law.

As used herein, the term “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

ARTICLE VII

TRANSFER OF MEMBERSHIP INTERESTS

Each Member may transfer all or any portion of such Member’s interest in the LLC at any time. Upon any such assignment, the assignee shall succeed to the rights and obligations of such Member in respect of its interests in the LLC and shall become a Member of the LLC. Notwithstanding anything to the contrary contained herein, no such transfer of a Member’s interest in the LLC shall operate to dissolve the LLC.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

SECTION 8.01. Dissolution. The LLC shall be dissolved upon the occurrence of any dissolution event specified in the DLLCA; provided, that notwithstanding the foregoing, the LLC shall not dissolve upon the occurrence of any of the events described in Section 18-801(5)(b) of the DLLCA (including, without limitation, the bankruptcy of a Member).

SECTION 8.02. Effect of Dissolution. Upon dissolution, the LLC shall cease carrying on its business but shall not terminate until the winding up of the affairs of the LLC is completed, the assets of the LLC shall have been distributed as provided below and a certificate of cancellation of the LLC under the DLLCA has been filed with the Secretary of State of the State of Delaware.

SECTION 8.03. Liquidation Upon Dissolution. Upon the dissolution of the LLC, sole and plenary authority to effectuate the liquidation of the assets of the LLC shall be vested in the Members, which shall have full power and authority to sell, assign and encumber any and all of the LLC’s assets and to wind up and liquidate the affairs of the LLC in an orderly and business-like manner. The proceeds of liquidation of the assets of the LLC distributable upon a dissolution and winding up of the LLC shall be applied in the following order of priority:

(i) first, to the creditors of the LLC, including creditors who are members, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the LLC (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

(ii) thereafter, in proportion to the Members’ capital contributions as provided above.

SECTION 8.04. Winding Up and Certificate of Cancellation. The winding up of the LLC shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the LLC have been distributed to the Members. Upon the completion of the winding up of the LLC, a certificate of cancellation of the LLC shall be filed with the Secretary of State of the State of Delaware.

ARTICLE IX

AMENDMENT

These regulations may be amended or modified only by a written instrument executed by the Members. In addition, the terms or conditions hereof may be waived by a written instrument executed by the party waiving compliance.

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IN WITNESS WHEREOF, the undersigned Members have entered into this Agreement as of the date first written above.

HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.

By:	HM3/GP Partners, L.P., its general partner

	By:	Hicks, Muse GP Partners III, L.P., its general partner

		By:	Hicks, Muse Fund III Incorporated, its general partner

By:
		Name:	David W. Knickel
		Title:	Vice President, Treasurer & Secretary

HM3 COINVESTORS, L.P.

By:	Hicks, Muse GP Partners III, L.P., its general partner

	By:	Hicks, Muse Fund HI Incorporated, its general partner

By:
	Name:	David W.Knickel
	Title:	Vice President, Treasurer & Secretary

SCHEDULE I

Members and Addresses	Percent Ownership
Hicks, Muse, Tate & Furst Equity Fund III, L.P. 200 Crescent Court, Suite 1600 Dallas, TX 75201	97.383456%

HM3 Coinvestors, L.P. 200 Crescent Court, Suite 1600 Dallas, TX 75201	2.616544%

Totals	100.000000%